Exhibit 4.1

AMENDMENT

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT (this “Amendment”) of the Rights Agreement (as defined below) is made and entered into as of the 21 day of November, 2008, by and between Theravance, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Corporation, as “Rights Agent” under the Rights Agreement.

RECITALS:

WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement, dated as of June 22, 2007 (the “Rights Agreement”);

WHEREAS, since the date of the Rights Agreement, the Rights Agent has changed its name to “The Bank of New York Mellon Corporation”; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein and in the Rights Agreement, and other good, sufficient and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

Each of the following sections or provisions of the Rights Agreement is hereby amended as follows:

(A). The definition of an “Acquiring Person”, as defined in Section 1(a), is amended to read as follows:

“‘Acquiring Person’ shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 19.0% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”; (ii) if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 19.0% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 19.0% or more of the shares of Common Stock then outstanding; (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 19.0% or more of the shares of Common Stock then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 19.0% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 19.0% or more of the shares of Common Stock then outstanding; and (iv) GlaxoSmithKline plc, Glaxo Group Limited and SmithKlineBeecham Corporation (collectively “GSK”) shall not be deemed an “Acquiring Person” under this Agreement for so long as GSK is in compliance with the terms of that certain Amended and Restated Governance Agreement dated June 4, 2004, as amended, by and among the Company and GSK.  For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof.”

(B). Section 3(a), is amended to read as follows:

 “(a)           Until the Close of Business on the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Exempt Person) of, or of the first public announcement of the intention of such Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Exempt Person) becoming the Beneficial Owner of shares of Common Stock aggregating 19.0% or more of the Common Stock then outstanding (the earlier of such dates being herein referred to as the “Distribution Date”, provided, however, that if either of such dates occurs after the date of this Agreement and on or prior to the Record Date, then the Distribution Date shall be the Record Date), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of Common Stock.  As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held.  As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.”

This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Except as hereby amended, the Rights Agreement shall remain in full force and effect.

This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

THERAVANCE, INC.

By:	/s/ Rick E Winningham
	Name:	Rick E Winningham
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Maria G. Cooper
Name: Maria G. Cooper
Title: Relationship Manager